UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Cape Fear Bank Corporation

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Cape Fear Bank Corporation mailed the following letter to its stockholders on August 7, 2008.

1117 Military Cutoff Road

Wilmington, North Carolina 28405

(910) 509-2000

Help Prevent the Koury-led Takeover Attempt

Support Your Board of Directors on the WHITE Proxy Card

August 6, 2008

Dear Fellow Shareholders:

We regret that our shareholders have received many mailings in connection with the upcoming Annual Meeting. However, from your board’s perspective, it is critical that you have the opportunity to review important information from us that not only refutes Mr. Koury’s attacks, but also makes it clear why we believe his attempted takeover – which does not pay you for your shares – is NOT in your best interests.

Since the August 19th Annual Meeting is only a short time away, we urge you to take the time to vote the WHITE proxy card even if you have already done so. If you have voted “Withhold” on Mr. Koury’s blue proxy as a protest against his dissident group, that vote will revoke an earlier-dated WHITE proxy card you may have voted, and will not count for your board’s nominees. Since only your latest dated proxy counts, make sure the latest dated card that you vote is the board’s WHITE proxy card.

A CLOSER LOOK AT MR. KOURY’S NOMINEES

We have cautioned against a belief in any “instant fix” or “easy solution” in the current economic downturn. Shareholders should be wary if, when reading the lavish praise and laudatory comments Mr. Koury heaps on his own nominees, they get the impression that all one needs to do is elect his dissident slate and their “new leadership” will cure all the problems of the present environment. In our opinion such an exercise in wishful thinking is particularly dangerous in these troubled times.

Mr. Koury tells you about his slate: “The Nominees’ interests are aligned with your interests” and “…our Nominees are shareholders seeking to maximize the value of their investments.” Yet three of his nominees (Messrs. Mahan, Lucht, and Cochrane) each own only 150 shares; five of his six nominees bought their first shares within the past 5 months, and his entire slate, in total, owns less than 10,000 shares. Mr. Koury’s statements appear to us as mere platitudes that have very little substance behind them.

Mr. Koury and his group have gone to great lengths to attack your board of directors and management. Yet a few brief facts about some of Mr. Koury’s leading nominees will make it clear that their records are hardly unblemished, and should raise serious questions in our shareholders’ minds about whether they really want to turn over control of their Company to this disruptive group.

James Mahan III

In the year 2000, during Mr. Mahan’s tenure as CEO of S1 Corporation, that company’s stock dropped over 91 percent from $78.13 (closing price on December 31, 1999) to $6.75 on November 27, 2000, at which time he left the position of CEO while remaining with the company as its chairman. During his second term as CEO between July 2005 and October 2006, S1 Corporation’s stock price did not trade above $6.00 and his company was criticized in a public filing by a major shareholder for what it perceived to be “…poor allocations of capital, a series of operational missteps and a failure to capitalize on a range of growth opportunities…” (Preliminary Proxy Statement of Ramius Capital Group LLC, dated April 25, 2006)

David Lucht

During the term of Mr. Lucht’s employment as Executive Vice President and Chief Credit Officer of FirstMerit Corp., between May 2002 and February 2007, that company substantially underperformed the broad-based Nasdaq Bank Index. And while it is clear that Cape Fear Bank Corporation and FirstMerit Corp. are very different financial institutions, we believe it is noteworthy that Cape Fear substantially outperformed FirstMerit during the time Mr. Lucht was employed at FirstMerit in the above capacities.

Mr. Lucht also served as an executive and a director of FirstMerit Corp.’s subsidiary, FirstMerit Bank, N.A. In November 2006, he, along with the other directors of that bank consented to the issuance of a Consent Order by the Office of the Comptroller of the Currency which Consent Order required the bank to set up certain compliance procedures relating to its Bank Secrecy Act processes and controls. A news story at the time reported that the Consent Order was a factor in an analyst’s downgrade of FirstMerit Corp. to “underperform” and, according to the analyst, “add(ed) to the number of concerns” about that company. (“FirstMerit’s OCC Decree Adds to Analysts’ Doubts.”, By: Cole, Jim. American Banker, November 22, 2006, — permission for use neither sought nor obtained.)

Haywood Cochrane, Jr.

In March 2004, Mr. Cochrane became Vice Chairman and a director of I-trax, Inc. Over approximately the next four years, during which he held that position, I-trax provided an annualized return of less than 3 percent a year to its common stockholders. In fact, prior to the announcement of its sale in March 2008, I-trax had actually provided a negative return to common holders over the four years that Mr. Cochrane had served as Vice Chairman. Consider the fact that Mr. Koury tells you that Mr. Cochrane will bring “best practices” to the boardroom. Then consider the fact that Mr. Cochrane had been a long term director and audit committee member of JDN Realty when, in 2000, that company announced it was restating five years of financial reports (reducing net income and funds from operations) due to the discovery of undisclosed compensation arrangements and related party transactions, and also reported the additional discovery of discrepancies in cost and other information underlying certain leases and real estate sales with its two largest tenants. In addition, JDN Realty entered into a settlement agreement in connection with a securities class action litigation in July 2001. In that case, the plaintiffs were alleging that JDN violated securities laws by failing to report undisclosed compensation, unauthorized benefits and related party transactions in its financial statements and public filings. The settlement included an agreement for “the implementation and/ or formalization” of certain structural and corporate governance enhancements relating to board and committee independence, executive compensation practices, internal audit function, related party transactions and expense reporting, among other areas.

WILL THE KOURY NOMINEES SERVE YOUR BEST INTERESTS?

We ask that you take a closer look at some relationships among Koury’s nominees. In our minds, it raises serious questions about whether this slate is intended to operate as an independent board.

Why Two Directors from Live Oak Bank (a competing local bank)?

Messrs. Mahan and Lucht are the top two senior executives and founders of Live Oak Banking Company. In their proxy statement, they make many references to Live Oak Banking Company as a proposed bank. In fact, Live Oak Banking Company has been an operating bank in Wilmington since May 12, 2008. Although it is a specialized lender making small business loans to the child care and day care industry, the hotel and motel industry, the kennel and pet boarding industry, and the veterinarian service industry, Live Oak Banking Company is authorized to compete with our bank in Wilmington. Although our bank’s activities range across the spectrum one would expect of a community-based commercial banking institution while Live Oak Banking Company is at the moment a highly specialized commercial lender, Live Oak Banking Company is authorized to function as a bank and is a potential competitor in our market. We are perplexed at why anyone would think that it is in the shareholders best interest to nominate the top two senior executives at a competing local bank to our board. Facing a conflict of interest between Live Oak and Cape Fear, whose side do you think Messrs. Mahan and Lucht would be on?

An interesting note: recalling the many denunciations in Mr. Koury’s proxy statement of our use of deposits that are non-core deposits, such as the statement on page 1 of his proxy statement that our “recent loan growth has been primarily funded with borrowed money and high-cost brokered deposits (i.e., deposits that are neither local nor core),” we were surprised when we examined the application filed by Live Oak Banking Company with the FDIC for approval of deposit insurance. The application recites that under the stewardship of Mr. Mahan as CEO and Mr. Lucht as President, Chief Operating Officer, and Chief Credit Officer, Live Oak Banking Company intends to fund its loans “primarily from wholesale deposits attracted from deposit brokers, the internet, and CD lists.” One must question the judgment of two individuals who condemn the use of brokered deposits in one public filing – while in another filing they cite the use of brokered deposits as a primary business strategy.

In addition, we believe Mr. Mahan and Mr. Lucht can hardly be considered independent from each other. Not only does Mr. Lucht currently work for Mr. Mahan, but he has previously reported to Mr. Mahan at another company. Shareholders now have the right to question whether, in light of their relationship, Mr. Lucht would be truly independent from Mr. Mahan’s influence as a director of Cape Fear. We believe that it would be unlikely that these two gentlemen would vote independently of each other on the board which would create a troubling situation. All it would take is for Mahan and Lucht to sway one director to vote for them and they could block any action or deadlock our small board. We believe that nominating two closely-linked directors to our board is dangerous and that the shareholders have the right to know the rationale for this proposal.

The Koury Connection?

Mr. Koury claims that he is just another shareholder and does not have an interest in this proxy contest, other than as a shareholder. While that may be true, we would like to point out the following facts about two other nominees and let the shareholders decide for themselves:

Miltom Petty

Mr. Petty is not a nominee but Mr. Koury tells you that if his nominees are elected they will appoint Mr. Petty to the board of directors. In other words, you the shareholders will have no choice in deciding whether an employee of Mr. Koury should be on the board if you elect his slate. Mr. Petty is an employee of Carolina Hosiery Mills, a private company of which Mr. Koury is President and a substantial owner. In our opinion, there is little chance that Mr. Petty will be free from Mr. Koury’s influence as a director on your board. In light of Mr. Koury’s record of seeking greenmail and other disruptive activities with another company, do you want an employee of his making board decisions on your behalf? If Mr. Petty is appointed to the board, he will be the third person affiliated with Mr. Koury’s Company, Carolina Hosiery Mills, to be sitting on the board of a bank in our region. Ernest Koury Jr., Mr. Koury’s nephew and a vice president of Carolina Hosiery Mills, is a director of Capital Bank Corporation of Raleigh. Teena Marie Koury, who is disclosed as a “co-owner” of Carolina Hosiery Mills, is a director of Mid-Carolina Financial of Burlington. Do shareholders of Cape Fear Bank really want our company to be the third bank in the region to have a Carolina Hosiery Mills affiliate on its board?

Robert Isser

Mr. Isser, another of Mr. Koury’s nominees, has spent 43 years working for a yarn dealer located in Charlotte, North Carolina. We note that Mr. Koury’s company, Carolina Hosiery Mills, is in the textile business. Mr. Koury claims that Mr. Isser is suited for his slate because “he has been an investor in North Carolina community bank stocks for more than 20 years, …” Yet Mr. Isser shows no professional credentials as an investor. We find it hard to believe that someone would claim that they are qualified to be a director of a company because they invest in the industry. We believe that there must be another reason that Mr. Koury selected Mr. Isser. Mr. Koury does not disclose in his proxy materials whether or not he has or has had a business or personal relationship with Mr. Isser, but we ask that he disclose any such relationships so that our shareholders can make an informed decision. Otherwise, it leaves one to wonder why Mr. Isser is part of the slate.

MR. KOURY’S “OFFER”

Mr. Koury tells you that his proposal to acquire your bank was “legitimate.” In light of his past actions, we believe our shareholders have the right to decide for themselves whether they agree with him or whether, as we suspect, his offer was simply another weapon in his arsenal of disruptive tactics. During his attempts to extract greenmail from KS Bancorp, Inc., after making several threats to, and demands of, that board, he and his affiliates stated in their final public filing that they “….may also consider a cash tender offer for some or all of the outstanding shares of the Common Stock.” No such tender offer was reported or disclosed and, according to one news story, “…Koury... later accepted a buyout offer from KS managers.” (“Koury, decrying numbers, wants bank to find exit”, Lee Weisbecker, Triangle Business Journal, October 12, 2007. Permission to use neither sought nor obtained.) Similarly, in our case, Mr. Koury made several public demands of, and threats against, your board. He did not make his offer initially, but only did so after it became clear that we would not follow his demands. There is no offer from Mr. Koury that is currently outstanding, only his proxy contest – which pays you nothing.

You Can Vote for your Board’s Nominees Only on the WHITE Proxy Card

Please Return Your WHITE Proxy Today!

We have previously sent you proxy material explaining why we believe your board and management, with their intimate understanding of your Company, is the right team to be running Cape Fear Bank Corporation in this challenging environment. In leading your Company, we are taking an approach that strives to protect our shareholders’ investment, while seeking to explore strategic alternatives and take advantage of appropriate opportunities to enhance shareholder value as they arise.

We look forward to better times for the economy and for the opportunity to continue to serve the best interests of our Company, our shareholders, our customers, our employees and our community.

Thank you for your consideration and support.

On behalf of the Board of Directors

Sincerely,

Cameron Coburn, Chairman

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY THE KOURY PARTICIPANTS. Even if you have previously signed a proxy card sent by the Koury Participants, you have the right to change your vote by using the enclosed WHITE proxy card to vote by signing, dating and returning the enclosed WHITE proxy card in the postage–paid envelope provided. Only the latest dated proxy you submit will be counted. We urge you to disregard any proxy card sent to you by the Koury Participants or any person other than Cape Fear Bank Corporation.

If you have any questions, please contact Cameron Coburn, Chairman, President and Chief Executive Officer at (910) 509-3901, ccoburn@capefearbank.com, or Betty V. Norris, Senior Vice President and Chief Financial Officer at (910) 509-3914, bnorris@capefearbank.com.

If you need any assistance with voting your WHITE proxy, please contact our proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400

Shareholders Call Toll Free: (800) 662-5200

Email: capefear@morrowco.com